Exhibit 99.1

ATHLON ENERGY ANNOUNCES THIRD QUARTER 2013 RESULTS AND PROVIDES OPERATIONAL UPDATE

FORT WORTH, Texas—(BUSINESS WIRE)—November 11, 2013

Athlon Energy (NYSE: ATHL) (“Athlon” or the “Company”) today reported unaudited third quarter 2013 results, provided an operational update and introduced fourth quarter 2013 guidance.

Company Highlights

•                  Adjusted EBITDA increased 109% to $63.3 million for the third quarter 2013 as compared to $30.3 million for the third quarter 2012.

•                  Discretionary cash flow increased 93% to $53.8 million for the third quarter 2013 as compared to $27.9 million for the third quarter 2012.

•                  Average daily production volumes for the third quarter 2013 increased 69% to 12,960 BOE/D as compared to the 7,673 BOE/D produced in the third quarter 2012.

•                  Direct lease operating expenses decreased 30% to $7.19 per BOE for the third quarter 2013 from $10.21 per BOE for the third quarter 2012.

•                  During the third quarter 2013, Athlon drilled a record 46 gross operated vertical wells (45 net), 5 more gross wells than originally planned, while running seven operated vertical rigs.

•                  The Company commenced operating its first horizontal rig during the third quarter 2013, which successfully drilled 2 Wolfcamp B wells in Midland County.

“I am very proud that we meaningfully exceeded expectations we set during our initial public offering, posting record production and cash flow while maintaining highly efficient capital discipline for our drilling program,” said Bob Reeves, Athlon’s President and Chief Executive Officer. “In addition, we are highly encouraged by early flowback data from our initial horizontal well in Midland County.  As we move into the horizontal development phase of the Company, we will seek to apply our vertical operational expertise to the horizontal program in order to unlock tremendous upside for our shareholders.”

Athlon’s total revenues increased 110% to $88.4 million in the third quarter 2013 as compared to $42.1 million in the third quarter 2012, as a result of increased production volumes and commodity prices.  Oil revenues comprised 86% and 82% of total revenues during the respective periods.  Natural gas and NGL production volumes during the quarter were partially impacted by the flaring of an estimated 4.4 MMcfe/D net due to temporary constraints in third-party gathering systems and ongoing delays in hooking up newly completed wells.

Athlon’s average wellhead oil price, which represents the net price received for oil production, rose to $104.21 per Bbl in the third quarter 2013 from $88.28 per Bbl in the third quarter 2012.  Athlon’s average oil differential to NYMEX tightened to $1.61 per Bbl in the third quarter 2013 from $3.91 per Bbl in the third quarter 2012.  Athlon’s realized natural gas price increased to $3.28 per Mcf in the third quarter 2013 from $2.66 per Mcf in the third quarter 2012.  Athlon realized a $0.30 per Mcf differential in the third quarter 2013 compared to a $0.15 differential in the third quarter 2012.  Third quarter 2013 realized NGL prices increased to $33.76 per Bbl from $31.90 per Bbl during the third quarter 2012.

Direct lease operating expenses (“LOE”) were $8.6 million ($7.19 per BOE) for the third quarter 2013 versus $7.2 million ($10.21 per BOE) for the third quarter 2012.  Athlon continues to experience economies of scale from its drilling program and from savings achieved through 2012 infrastructure projects that have resulted in material efficiencies in its field operations and, in particular, the disposal of saltwater.

Production, severance, and ad valorem taxes were $5.4 million for the third quarter 2013 versus $2.8 million for the third quarter 2012.  As a percentage of wellhead revenues, taxes improved to 6.2% of wellhead revenues in the third quarter 2013 as compared to 6.7% in the third quarter 2012 primarily related to an increased number of wells brought on production in 2013.

Cash general and administrative (“G&A”) expenses for the third quarter 2013 were $4.0 million ($3.33 per BOE), excluding nonrecurring costs related to the Company’s initial public offering of $2.1 million and corporate reorganization costs of $0.2 million, versus $2.1 million cash G&A expenses ($2.98 per BOE) for the third quarter 2012.  Given the significant growth in its asset base, Athlon continues to add personnel in order to effectively manage its growing operations and responsibilities as a public company.

Derivative losses for the third quarter 2013 were $27.0 million versus $14.3 million for the third quarter 2012.  Since Athlon does not use hedge accounting, changes in the fair value of its derivatives are recognized as gains and losses in the current period.  Included in these losses were total cash settlements paid on derivatives, adjusted for recovered premiums, during the third quarter 2013 of $7.1 million as compared to total cash settlements received on derivatives, adjusted for recovered premiums, of $0.3 million during the third quarter 2012.

In the third quarter 2013, Athlon recorded an income tax provision of $1.9 million on pretax income of $4.2 million compared to an income tax benefit of $0.1 million on pretax loss of $2.2 million in the third quarter 2012.  Prior to April 26, 2013, Athlon Holdings LP, Athlon’s accounting predecessor, was a limited partnership not subject to federal income taxes. Athlon expects its effective tax rate to be approximately 39.8% for the fourth quarter 2013.

Net income attributable to stockholders for the third quarter 2013 was $2.5 million, or $0.03 per diluted share, as compared to a loss of $2.1 million, a loss of $0.03 per diluted share, for the third quarter 2012.  Net income excluding certain items increased 50% to $18.6 million, or $0.24 per diluted share, for the third quarter 2013 as compared to $12.4 million, or $0.18 per diluted share, for the third quarter 2012.

Adjusted EBITDA, Discretionary cash flow, and Net income excluding certain items, are non-GAAP financial measures, which are defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.

Operations Update

Athlon successfully drilled a record 46 gross operated vertical wells (45 net) while running seven operated vertical rigs during the third quarter 2013 and a total of 125 gross operated vertical wells (120 net) during the first three quarters of 2013.  Athlon continues to utilize more efficient vertical drilling rigs that have significantly reduced the time from spud to rig release, which resulted in 5 additional gross wells drilled in the third quarter 2013 than originally planned.  In addition, the Company began operating its first horizontal rig in late August.  During the third quarter 2013, the Company incurred $106.6 million in drilling capital expenditures.  In addition, the Company closed on $18.1 million in acquisitions, and invested $3.2 million on leasehold, infrastructure, and capital workovers.

Fourth Quarter Outlook

Drilling Activity

Athlon expects drilling capital expenditures for the fourth quarter 2013 of $110 million to $120 million, plus an additional $5 million for leasing, infrastructure, and capital workovers. The Company will continue running seven vertical rigs during the fourth quarter and expects to drill a total of 44 gross operated vertical wells. For the full-year, the Company now expects to drill 169 gross operated vertical wells, an increase of 8 gross wells from the Company’s previous expectations.

Athlon’s first horizontal rig arrived late August and has drilled 2 wells in Midland County. The Company’s first horizontal well, TXL N 7-3 #5H, was successfully drilled to a lateral length of 5,075 ft in the Wolfcamp B zone. The well was completed utilizing a 20-stage hybrid fracture stimulation over a perforated lateral length of 4,588 ft and is currently flowing back up casing. Subsequently, the Company successfully drilled and cased its second Midland County Wolfcamp B well, Davidson 27C #12H, to a lateral length of 8,037 ft.  The rig is currently moving to southern Glasscock County, where the Company expects to drill 2 medium-length laterals targeting the Wolfcamp A zone.

After drilling 2 horizontal wells in Glasscock County, the Company now expects to commence drilling three horizontal Wolfcamp wells in Howard County instead of previous plans to move the rig to Irion County. This change is based on management’s continued examination of geologic and production data across the Midland Basin and core analysis of Wolfcamp zones in Howard County.

Production

Athlon expects average daily production to range from 14,500 to 15,000 BOE/D for the fourth quarter 2013.  Athlon expects to continue flaring nominal amounts of wellhead gas due to ongoing delays in hooking up newly completed wells.  Volumes may be impacted positively or negatively depending on the timing of these delays.

Operating Expenses

For the fourth quarter 2013, Athlon expects direct LOE to average $7.15 to $7.30 per BOE. In addition, the Company anticipates production, ad valorem, and severance taxes to be in the range of 6.5%-7.0% of wellhead revenues and recurring cash G&A expenses to average between $3.20 and $3.40 per BOE.

2014 Outlook

Athlon plans to provide its full-year 2014 outlook during the early part of the first quarter 2014. In addition, the Company anticipates it will have initial production results on its first 2 horizontal wells in Midland County and its first horizontal Glasscock County well.

Liquidity Update

Athlon had $196.9 million in cash on hand as of September 30, 2013.  Including the $320 million of undrawn borrowing capacity under its credit facility, Athlon’s total liquidity was $516.9 million as of September 30, 2013.  In addition, as part of the borrowing base redetermination process in the fall of 2013 pursuant to the terms of its credit facility, Athlon expects its borrowing base to increase to $500 million to $525 million as a result of additional proved reserves added through its drilling program. This results in pro forma total liquidity in excess of $700 million as of mid-November 2013. Athlon believes its liquidity is sufficient to meet current cash requirements.

Board Update

Athlon’s Board of Directors has appointed Wilson B. Handler, 28, to serve as a Director, effective immediately.  Mr. Handler will serve as a director under the Board’s appointment for an initial term that will expire at the 2015 annual meeting of stockholders. Mr. Handler is currently an investment professional for Apollo Global Management, LLC in the Natural Resources group, where he has worked since 2011.  Prior to joining Apollo, Mr. Handler was at First Reserve, where he was involved in the execution and monitoring of investments in the energy sector. Previously, Mr. Handler worked in the Investment Banking Division at Lehman Brothers in the Natural Resources group. Mr. Handler graduated from Dartmouth College with an AB in Economics and Government.

Conference Call Details

Title: Athlon Energy Inc. Earnings Conference Call

Date and Time: Tuesday, November 12, 2013 at 9:30 a.m. Central Time

Webcast: Listen to the live broadcast via http://www.athlonenergy.com

Telephone: Dial 1-888-713-4214 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 45289482.

A replay of the conference call will be archived and available via Athlon’s website at the above web address or by dialing 1-888-286-8010 and entering conference ID 73645362.  The replay will be available through November 28, 2013.  International callers can dial 617-213-4866 for the live broadcast or 617-801-6888 for the replay.

About Athlon Energy

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including those with respect to Athlon’s drilling plan, capital budget, expected savings resulting from infrastructure, expected increase in borrowing base under its credit facility, and flaring activities, represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.  These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time, and it is not possible for Athlon to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the final prospectus filed with the United States Securities and Exchange Commission in connection with Athlon’s initial public offering.  The risk factors and other factors noted in the prospectus could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.

Athlon Energy Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Oil	$75,666	$34,357	$175,934	$91,407
Natural gas	4,164	2,383	11,894	5,323
NGLs	8,595	5,346	20,508	14,379
Total revenues	88,425	42,086	208,336	111,109
Expenses:
Production:
Lease operating - direct	8,575	7,207	23,571	17,825
Lease operating - non-cash equity-based compensation	187	(2)	203	21
Production, severance, and ad valorem taxes	5,439	2,806	13,380	7,617
Processing, gathering, and overhead	59	29	169	55
Depletion, depreciation, and amortization	23,611	15,091	62,022	37,770
General and administrative	6,725	2,134	13,723	7,212
Contract termination fee	2,408	—	2,408	—
Derivative fair value loss (gain)	27,037	14,268	21,331	(9,590)
Accretion of discount on asset retirement obligations	174	123	485	343
Total expenses	74,215	41,656	137,292	61,253
Operating income	14,210	430	71,044	49,856
Other income (expenses):
Interest	(10,039)	(2,602)	(26,595)	(5,804)
Other	30	—	30	2
Total other expenses	(10,009)	(2,602)	(26,565)	(5,802)
Income (loss) before income taxes	4,201	(2,172)	44,479	44,054
Income tax provision (benefit)	1,934	(76)	6,805	1,546
Consolidated net income (loss)	2,267	(2,096)	37,674	42,508
Less: net income (loss) attributable to noncontrolling interest	(215)	—	616	—
Net income (loss) attributable to stockholders	$2,482	$(2,096)	$37,058	$42,508

Net income (loss) per common share:
Basic	$0.03	$(0.03)	$0.53	$0.64
Diluted	$0.03	$(0.03)	$0.53	$0.62

Weighted average common shares outstanding:
Basic	76,637	66,340	69,810	66,340
Diluted	78,493	66,340	71,666	68,196

Athlon Energy Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2013	2012

Consolidated net income	$37,674	$42,508
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Non-cash and other items	89,337	28,626
Changes in operating assets and liabilities	9,764	(8,380)
Net cash provided by operating activities	136,775	62,754

Net cash used in investing activities	(295,003)	(186,900)

Financing activities:
Net proceeds from long-term debt	123,701	100,684
Net proceeds from IPO	296,044	—
Distributions to partners	(75,000)	—
Other	1,500	166
Net cash provided by financing activities	346,245	100,850

Increase (decrease) in cash and cash equivalents	188,017	(23,296)
Cash and cash equivalents, beginning of period	8,871	32,030
Cash and cash equivalents, end of period	$196,888	$8,734

Athlon Energy Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)

Total assets	$1,321,417	$852,298

Liabilities (excluding long-term debt)	$211,690	$69,421
Long-term debt	500,000	362,000
Equity	609,727	420,877
Total liabilities and equity	$1,321,417	$852,298

Working capital (a)	$108,644	$(22,249)

(a)  Working capital is defined as current assets minus current liabilities.

Athlon Energy Inc.

Selected Operating Results

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Total production volumes:
Oil (MBbls)	726	389	1,863	1,011
Natural gas (MMcf)	1,270	895	3,474	2,165
NGLs (MBbls)	255	168	664	407
Combined (MBOE)	1,192	706	3,106	1,778

Average daily production volumes:
Oil (Bbls/D)	7,893	4,230	6,824	3,688
Natural gas (Mcf/D)	13,804	9,724	12,725	7,903
NGLs (Bbls/D)	2,767	1,822	2,433	1,484
Combined (BOE/D)	12,960	7,673	11,378	6,489

Average realized prices:
Oil ($/Bbl) (excluding impact of cash settled derivatives)	$104.21	$88.28	$94.43	$90.46
Oil ($/Bbl) (after impact of cash settled derivatives)	94.39	89.03	90.19	88.00
Natural gas ($/Mcf)	3.28	2.66	3.42	2.46
NGLs ($/Bbl)	33.76	31.90	30.87	35.37
Combined ($/BOE) (excluding impact of cash settled derivatives)	74.16	59.62	67.07	62.49
Combined ($/BOE) (after impact of cash settled derivatives)	68.18	60.03	64.52	61.09

Average expenses per BOE:
Lease operating - direct	$7.19	$10.21	$7.59	$10.03
Production, severance, and ad valorem taxes	4.56	3.98	4.31	4.28
Depletion, depreciation, and amortization	19.80	21.38	19.97	21.24
Cash general and administrative (a)	3.33	2.98	3.12	3.72

(a)  For the three and nine months ended September 30, 2013, excludes (1) nonrecurring corporate reorganization costs of $0.2 million and $0.7 million, respectively, (2) non-recurring IPO costs of $2.1 million, (3) acquisition costs of $27,000 and $180,000, respectively, and (4) non-cash equity-based compensation of $0.5 million and $0.6 million, respectively.  For the three and nine months ended September 30, 2012, excludes non-cash equity-based compensation of $27,000 and $118,000, respectively.

Athlon Energy Inc.

Derivative Summary as of November 14, 2013

(unaudited)

Instrument	Q4’13	2014	2015

Oil Swaps (a)
Average daily volumes (Bbl)	7,000	7,950	1,300
Price (per Bbl)	$95.01	$92.67	$93.18

Oil Collars (a)
Average daily volumes (Bbl)	150	—	—
Floor (per Bbl)	$75.00	—	—
Ceiling (per Bbl)	$105.95	—	—

Oil Basis Swaps (b)
Average daily volumes (Bbl)	5,000	—	—
Price (per Bbl)	$(1.20)	—	—

(a)  Oil prices represent NYMEX WTI monthly average prices.

(b)  Basis differential price is between Midland WTI and Cushing WTI.

Athlon Energy Inc.

Non-GAAP Financial Measures

(in thousands)

(unaudited)

This press release includes a discussion of “Adjusted EBITDA,” which is a non-GAAP financial measure.  The following table provides reconciliations of “Adjusted EBITDA” to consolidated net income (loss) and net cash provided by operating activities, Athlon’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP, for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Consolidated net income (loss)	$2,267	$(2,096)	$37,674	$42,508
Interest expense,net	10,034	2,602	26,590	5,802
Income taxes	1,934	(76)	6,805	1,546
Depletion, depreciation, and amortization	23,611	15,091	62,022	37,770
Corporate reorganization costs	151	—	661	—
Acquisition costs	29	—	180	—
Advisory fees	—	—	500	493
Contract termination fee	2,408	—	2,408	—
Non-recurring IPO costs	2,251	—	2,251	—
Non-cash equity-based compensation	517	27	630	118
Derivative fair value loss (gain)	27,037	14,268	21,331	(9,590)
Net derivative settlements received (paid), adjusted for recovered premiums	(7,131)	291	(7,906)	(2,485)
Accretion of discount on asset retirement obligations	174	123	485	343
Other non-cash operating items	58	46	153	95
Adjusted EBITDA	63,340	30,276	153,784	76,600
Changes in operating assets and liabilities	7,194	(7,065)	9,764	(8,380)
Cash interest expense	(9,489)	(2,368)	(22,472)	(5,287)
Corporate reorganization costs	(151)	—	(661)	—
Acquisition costs	(29)	—	(180)	—
Advisory fees	—	—	(500)	(493)
Contract termination fee	(2,408)	—	(2,408)	—
Cash non-recurring IPO costs	(1,082)	—	(1,082)	—
Amortization of deferred premiums paid	176	104	530	314
Net cash provided by operating activities	$57,551	$20,947	$136,775	$62,754

“Adjusted EBITDA” is used as a supplemental financial measure by Athlon’s management and by external users of Athlon’s consolidated financial statements, such as investors, lenders under Athlon’s credit agreement, commercial banks, research analysts, and others, to assess: (1) the financial performance of Athlon’s assets without regard to financing methods, capital structure, or historical cost basis; (2) Athlon’s operating performance and return on capital as compared to those of other companies in the upstream energy sector, without regard to financing or capital structure; and (3) the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

“Adjusted EBITDA” should not be considered an alternative to consolidated net income (loss), operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Adjusted EBITDA” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Adjusted EBITDA” in the same manner.

This press release also includes a discussion of “Discretionary cash flow”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “Discretionary cash flow” to consolidated net income (loss), Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Consolidated net income (loss)	$2,267	$(2,096)	$37,674	$42,508
Non-cash interest expense	545	234	4,118	515
Deferred income taxes	1,934	(76)	6,805	1,546
Depletion, depreciation, and amortization	23,611	15,091	62,022	37,770
Non-cash equity-based compensation	517	27	630	118
Derivative fair value loss (gain)	27,037	14,268	21,331	(9,590)
Net derivative settlements received (paid), adjusted for recovered premiums	(7,131)	291	(7,906)	(2,485)
Accretion of discount on asset retirement obligations	174	123	485	343
Corporate reorganization costs	151	—	661	—
Contract termination fee	2,408	—	2,408	—
Non-recurring IPO costs	2,251	—	2,251	—
Other non-cash operating items	58	46	153	95
Discretionary cash flow	$53,822	$27,908	$130,632	$70,820

“Discretionary cash flow” is used by the investment community as a financial indicator of an oil and natural gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. “Discretionary cash flow” is also useful because it is widely used by professional research analysts in valuing, comparing, rating, and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.

                        “Discretionary cash flow” should not be considered an alternative to consolidated net income (loss), operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Discretionary cash flow” may not be comparable to other similarly titled measures of other companies because all companies may not calculate “Discretionary cash flow” in the same manner.

Athlon Energy Inc.

Non-GAAP Financial Measures - continued

(in thousands, except per share amounts)

(unaudited)

This press release also includes a discussion of “Net income excluding certain items”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “Net income excluding certain items” to net income (loss) attributable to stockholders, Athlon’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income (loss) attributable to stockholders	$2,482	$(2,096)	$37,058	$42,508
Less: derivative losses (gains) in excess of recovered premiums	19,906	14,559	13,425	(12,075)
Add: write-off of debt issuance costs	—	58	2,838	58
Add: corporate reorganization costs	151	—	661	—
Add: contract termination fee	2,408	—	2,408	—
Add: non-recurring IPO costs	2,251	—	2,251	—
Change in noncontrolling interest for above items	(544)	—	(500)	—
Tax effect of above items	(8,062)	(146)	(8,951)	121
Net income excluding certain items	$18,592	$12,375	$49,190	$30,612

Diluted weighted average common shares outstanding	78,493	68,196	71,666	68,196

Net income excluding certain items per diluted share	$0.24	$0.18	$0.70	$0.45

Athlon believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.   Athlon believes “Net income excluding certain items” comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions useful in evaluating operational trends of Athlon and its performance relative to other oil and natural gas exploration and production companies.

“Net income excluding certain items” should not be considered an alternative to net income (loss) attributable to stockholders, operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP.  Athlon’s definition of “Net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Net income excluding certain items” in the same manner.

Source: Athlon Energy

Contact Information

Bob Reeves

President and Chief Executive Officer

William Butler

Chief Financial Officer

(817) 984-8220

InvestorRelations@athlonenergy.com